EXHIBIT 10.34

                 JOINT EXPLORATION AND PARTICIPATION AGREEMENT

      This Joint Exploration and Participation Agreement ("AGREEMENT") is made and entered into this 3rd day of October, 1996 by and between Amoco Production Company ("AMOCO"), and OEDC Exploration & Production, L.P. ("OEDC"). OEDC and Amoco hereby agree as follows:

      1. INTRODUCTION. Amoco and OEDC are interested in jointly developing oil and gas prospects in the blocks in South Timbalier Area listed on EXHIBIT A (the "SOUTH TIMBALIER AREA"). Amoco and OEDC have leasehold interests or operating rights in certain blocks in the South Timbalier Area, including certain joint interests in South Timbalier Block 162. OEDC desires to obtain certain seismic data of Amoco covering the South Timbalier Area and develop drilling prospects in the South Timbalier Area for the joint participation by Amoco and OEDC. The purpose of this Agreement is to set forth the terms of the acquisition of such data and the development of such prospects. In consideration of the benefits to be derived by each party under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OEDC and Amoco hereby agree as follows:

      2. 3-D SURVEYS. Contemporaneously with the execution of this Agreement, Amoco shall provide to OEDC all of Amoco's proprietary 3-D survey covering the South Timbalier Area (the "Amoco Survey") that Amoco has not already provided to OEDC. The Amoco Survey shall be provided by Amoco at no cost to OEDC. OEDC has obtained from Tomlinson Geophysical a license to use a 3-D survey covering South Timbalier 161 (the "TGS Survey"). To the extent permitted by the terms of the license, Amoco shall be entitled to review the TGS Survey.

      3. PRESENTATION OF PROSPECTS. OEDC shall utilize the Amoco Survey and the TGS Survey to develop drilling prospects in the South Timbalier Area prior to the Termination Date. Prior to the Termination Date, OEDC shall present to Amoco any prospects that it develops prior to such date in the South Timbalier Area utilizing in whole or in part the Amoco Survey or the TGS Survey (each such prospect is referred to herein as an "OEDC Prospect"). The presentation shall include (i) all maps and other data and analyses developed by OEDC, (ii) an estimate of the costs to acquire additional leases and drill the initial well on the OEDC Prospect, (iii) an estimated schedule for the drilling of the initial well and (iv) a description of the areal extent of the OEDC Prospect.

      4. ACCEPTANCE OR REJECTION OF PROSPECTS. If Amoco intends to participate in the development of any OEDC Prospect presented to Amoco pursuant to this Agreement, Amoco shall notify OEDC within 30 days after OEDC has presented the

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OEDC Prospect to Amoco as provided in Section 3. If Amoco declines to participate or fails to timely elect to participate in an OEDC Prospect, OEDC may pursue the drilling and development of the OEDC Prospect free of any restrictions in favor of Amoco, except for the convertible overriding royalty interest described in Section 5(b) below.

      5.    PARTICIPATION PERCENTAGE.

      (a) If Amoco elects to participate in any prospect covering leases in which Amoco has an interest at the time the OEDC Prospect is presented by OEDC ("AMOCO LEASES"), then Amoco shall bear 75% of the cost of drilling such OEDC Prospect and OEDC shall bear 25% of the cost of drilling such OEDC Prospect, and, contemporaneously with the completion of a well capable of producing in paying quantities, Amoco shall assign to OEDC 25% of the interest of Amoco in sufficient acreage, as mutually agreed by the parties, to cover the prospect. Such 25% interest shall not be burdened by any burdens other than the 1/6 lessor's royalty. If Amoco and OEDC agree, the 25% interest may be increased prior to the drilling of the first well on the OEDC Prospect.

      (b) If Amoco does not elect to participate in an OEDC Prospect covering any Amoco Leases, OEDC may develop the OEDC Prospect without the participation of Amoco, and Amoco will farmout the Amoco Leases to OEDC under the terms of a farmout agreement in a form to be agreed to by the parties, which shall contain the following business terms: (1) contemporaneously with the completion of a well capable of producing in paying quantities, Amoco shall assign to OEDC 100% of the interest of Amoco in sufficient acreage, as mutually agreed by the parties, to cover the prospect; and (2) Amoco shall retain a 1/12th of 6/6ths overriding royalty interest with option after well payout to either escalate the retained overriding royalty interest to 1/10th of 6/6ths or convert to a 25% working interest.

      (c) If Amoco elects to participate in any OEDC Prospect covering leases in which OEDC has an interest at the time the prospect is presented by OEDC ("OEDC LEASES"), then Amoco shall bear 25% of the cost of drilling such OEDC Prospect and OEDC shall bear 75% of the cost of drilling such OEDC Prospect and, contemporaneously with the completion of a well capable of producing in paying quantities, OEDC shall assign to Amoco 25% of the interest of OEDC in sufficient acreage, as mutually agreed by the parties, to cover the prospect. Such 25% interest shall not be burdened by any burdens other than the 1/6 lessor's royalty. If Amoco and OEDC agree, the 25% interest may be increased prior to the drilling of the first well on the OEDC Prospect.

      (d) If Amoco elects to participate in any OEDC Prospect that covers any leases that are neither OEDC Leases nor Amoco Leases ("NON-OWNED LEASES"), then OEDC and Amoco shall have equal interests in any leases acquired. If leases are to be acquired,

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OEDC and Amoco shall determine which entity shall negotiate for the joint acquisition of the Non-owned Leases and they shall remain in contact throughout the lease acquisition process and determine allocation of responsibilities as they arise. Amoco and OEDC shall each bear 50% of all costs of acquiring the Non-owned Leases. Amoco and OEDC shall each bear 50% of the cost of drilling any OEDC Prospect that contains all or any Non-owned Leases. To the extent any such OEDC Prospect contains any OEDC Leases or Amoco Leases, contemporaneously with the completion of a well capable of producing in paying quantities, Amoco or OEDC, as appropriate, shall assign to the other party 50% of the interest of the assigning party in the Amoco Leases or the OEDC Leases, respectively, in sufficient acreage, as mutually agreed by the parties, to cover the prospect. Immediately after the Non-owned Leases are acquired by OEDC or Amoco, as the case may be, the owner of such Non-owned Leases shall assign to the other party 50% of all of its interest in such Non-owned Leases.

      6.    OTHER PROSPECTS AND ASSIGNMENTS.

      (a) If Amoco develops any prospect in the South Timbalier Area prior to the Termination Date (each such prospect is referred to herein as an "Amoco Prospect"), then Amoco shall present the Amoco Prospect to OEDC in the same manner that OEDC is required to present OEDC Prospects to Amoco pursuant to this Agreement. If OEDC elects to participate in an Amoco Prospect, OEDC shall be entitled to receive from Amoco an interest in Amoco Leases and Nonowned Leases acquired by Amoco, and shall be obligated to assign to Amoco interests in OEDC Leases and Non-owned Leases acquired by OEDC, to the same extent as if the Amoco Prospect were an OEDC Prospect. If OEDC does not elect to participate in an Amoco Prospect covering any OEDC Leases, Amoco may develop the Amoco Prospect without the participation of OEDC, and OEDC will farmout the OEDC Leases to Amoco under the terms of a farmout agreement as described in Section 5(b) above.

      (b) If OEDC or Amoco desires to sell or otherwise dispose (other than pursuant to a mortgage or other collateral assignment) of any interest in any wells proposed and drilled pursuant to this agreement and any acreage attributable thereto prior to the Termination Date, it shall promptly provide written notice to the other with full information regarding the proposed transfer. The other party shall have an optional prior right, for a period of ten days after the notice is received, to purchase the interest in such wells and acreage on the same terms and conditions as stated in the notice.

      7. EXCLUDED AREA. This Agreement does not affect, and the South Timbalier Area shall not include, the interest of either Amoco or OEDC in South Timbalier Block 162

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that is subject to the terms of the letter agreement dated March 16,
1995, between Amoco and OEDC.

      8. OPERATIONS. OEDC and Amoco shall enter into an operating agreement covering any prospects that are developed under this Agreement substantially in the form of the operating agreement utilized by the parties for the South Timbalier 162 B-7 well. Amoco shall handle OEDC's share of production, subject to available capacity, from any prospects that include Amoco Leases or that can be drilled from any of Amoco's platforms. Such handling shall be according to the terms of a production handling agreement substantially in the form of the production handling agreement utilized by the parties for the South Timbalier 162 B-7 well.

      9. COMPETING WELLS. No well shall be drilled or completed in any zone or horizon which either party reasonably determines to be competitive, using modern scientific methods, with any existing Amoco or OEDC well.

      10.   REPRESENTATIONS.

      (a) Amoco represents and warrants to OEDC that the execution and delivery of this Agree ment by Amoco does not (i) conflict with, (ii) result in a breach of, (iii) constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under, or (iv) require any consent, authorization or approval under any agreement or instrument to which Amoco is a party or by which Amoco is bound.

      (b) OEDC represents and warrants to Amoco that the execution and delivery of this Agree ment by OEDC does not (i) conflict with, (ii) result in a breach of, (iii) constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under, or (iv) require any consent, authorization or approval under any agreement or instrument to which OEDC is a party or by which OEDC is bound.

      11. NOTICES. All notices required or permitted under this Agreement shall be in writing and, (a) if by air courier, shall be deemed to have been given one Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (b) if by telecopier, shall be deemed to have been given when actually received, and (c) if mailed, shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid, addressed as follows:

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To Amoco:              Amoco Production Company
                       1340 Poydras Street
                       New Orleans, Louisiana 70150
                       Attention: Mr. Nick Huch
                       Telecopier:  504-366-6198

To OEDC:               OEDC Exploration & Production, L.P.
                       1400 Woodloch Forest Drive, Suite 200
                       The Woodlands, Texas 77380
                       Attention: Mr. David B. Strassner
                       Telecopier: 713-364-1122

"BUSINESS DAY" shall mean a day other than Saturday or Sunday or any legal holiday for commercial banking institutions under the laws of the State of Texas.

      12. ASSIGNMENT. Neither Amoco nor OEDC may assign its rights or delegate its duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, before or after Closing, without the prior written consent of the other party.

     13. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Louisiana without giving effect to any principles of conflicts of laws. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The representations and warranties contained in such conveyances and the remedies available because of a breach of such representations and warranties shall be governed by and construed in accordance with the laws of the State of Louisiana without giving effect to the principles of conflicts of laws.

      14. TERMINATION DATE. As used herein, the term "Termination Date" shall be October 1, 1997, unless mutually extended by the parties. Immediately after the termination of this Agreement and all operations proposed hereunder, OEDC shall return all of the Amoco Survey to Amoco.

      15. AMENDMENTS. This Agreement may be amended, modified, superseded or canceled, only by a written instrument executed by a duly authorized officer of Amoco and OEDC.

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      16. HEADINGS. The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     Executed as of the date first set forth above.


Witness:                           Amoco Production Company

/s/ NICHOLAS LYNCH                 By: /s/ L. HIRSCH
    Nicholas Lynch                 Name:   L. Hirsch
                                   Title:  Attorney-in-fact
/s/ NORMA D. CARMAN
    Norma D. Carman
                                   OEDC Exploration & Production, L.P.
                                   By OEDC, Inc., its general partner

/s/ DOUGLAS H. KEISEWETTER         By: /s/ DAVID B. STRASSNER
    Douglas H. Kiesewetter         Name:   David B. Strassner
                                   Title:President
/s/ MATTHEW T. BRADSHAW
    Matthew T. Bradshaw

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STATE OF LOUISIANA     ss.
                       ss.
PARISH OF ORLEANS      ss.

This instrument was acknowledged before me on October 3, 1996, by L. Hirsch, Attorney-in-fact of Amoco Production Company, a Delaware corporation, on behalf of said corporation.

                                 /s/ P. KEVIN COLOMB
                                 Notary Public in and for the State of Louisiana
                                 Name: P. Kevin Colomb
                                 My Commission Expires: at Death

STATE  OF  TEXAS       ss.
                       ss.
COUNTY OF  MONTGOMERY  ss.

This instrument was acknowledged before me on October 3, 1996, by David B. Strassner, President of OEDC, Inc., as the general partner of OEDC Exploration & Production, L.P. a Texas limited partnership, on behalf of said limited partnership.

                                    /s/ BILLY D. BILTON
                                    Notary Public in and for the State of Texas
                                    Name: Billy D. Bilton
                                    My Commission Expires: Feb. 22, 1998

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                                   EXHIBIT A

The following blocks in the South Timbalier Area:

                   Block 135
                   Block 136
                   Block 137
                   Block 138
                   Block 139
                   Block 146
                   Block 147
                   Block 148
                   Block 149
                   Block 150
                   Block 151
                   Block 158
                   Block 159
                   Block 160
                   Block 161
                   Block 162
                   Block 163
                   Block 174
                   Block 175
                   Block 176
                   Block 177
                   Block 178
                   Block 187
                   Block 188
                   Block 189
                   Block 190

Less and except the SW/4 of Block 161 down to the base of the lower Bul. 1 Sand seen at a depth of 7,900' (MD) in the electric log for the D-1 well located on South Timbalier Block 161.

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